CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the inclusion in Form S-8 of our report dated May 17, 2000 relating to the financial statements of Commericial Concepts, Inc. as of February 29, 2000 and February 28, 1999 and for the years then ended which appears in such Form S-8.

/s/ Fitzgerald Sanders, LLC

Fitzgerald Sanders, LLC
Certified Public Accountants
Salt Lake City, Utah
March 9, 2001